Exhibit 99.1

SandRidge Energy, Inc. Announces Closing of Acquisition of Dynamic Offshore Resources, LLC and Closing of $750 Million Offering of Senior Notes

OKLAHOMA CITY, April 17, 2012 /PRNewswire/ — SandRidge Energy, Inc. (NYSE: SD) today announced the closing of its previously announced acquisition of Dynamic Offshore Resources, LLC (“Dynamic”) for aggregate consideration of approximately $680 million in cash and approximately 74 million shares of SandRidge common stock. Based on the closing price of SandRidge common stock of $7.11 per share on April 16, 2012, the acquisition’s aggregate consideration is valued at approximately $1.206 billion.

SandRidge today also announced the closing of its previously announced private placement of $750 million aggregate principal amount of 8.125% Senior Notes due 2022. The net proceeds from this offering were used to finance the cash consideration payable in connection with the acquisition of Dynamic and to pay related costs and expenses. Any remaining net proceeds are expected to be used for general corporate purposes.

The notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About SandRidge Energy, Inc.:

SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City, Oklahoma, with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities and CO2 treating and transportation facilities and conduct marketing and tertiary oil recovery operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business. SandRidge focuses its exploration and production activities in the Mid-Continent, Permian Basin, West Texas Overthrust, Gulf Coast and Gulf of Mexico.

For further information, please contact:

Kevin R. White

Senior Vice President

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102-6406

(405) 429-5515